Press Release

Universal Travel Group Inc.
Announces That It Cleared Acceptance Procedures by EFP Rotenberg & Co, LLP

SHENZHEN, China, April 29, 2011 /PRNewswire-Asia-FirstCall/ -- Universal Travel Group Inc. ("Universal Travel Group" or the "Company") (NYSE: UTA), a leading travel services provider in China, offering package tours, air ticketing, and hotel reservation services online and via customer service representatives, today announced it has cleared and passed client acceptance procedures required by EFP Rotenberg & Co, LLP (“Rotenberg”), its independent registered public accounting firm.

On April 14, 2011, Universal Travel filed a Current Report on Form 8-K to report, among other things, the appointment of EFP Rotenberg & Co., LLP ("Rotenberg") as its new independent registered public accounting firm effective as of April 12, 2011 and that Rotenberg had agreed to act as its independent registered public accounting firm, subject to the Company clearing Rotenberg’s client acceptance procedures.

“We are pleased that Rotenberg has agreed to work as our independent auditor and we look forward to working diligently with them to complete the audit of our 2010 results as soon as possible” said Ms. Jiangping Jiang, Chairperson of the Board and Chief Executive Officer.

About Universal Travel Group

Universal Travel Group Inc. (NYSE: UTA) is a leading China-based travel services provider, focusing on the domestic tourism market for leisure and corporate travel and offering packaged tours, air ticketing, and hotel reservation services. The Company targets geographic expansion in underpenetrated travel markets in central and western China; and it has established a second operation base in Chongqing. With the Chinese disposal income continuing to rise driving demand for domestic leisure services, the Company continues to benefit and dominate packaged tour businesses. The Company operates multi-channels sales with 24 hour call centers, online website, owned and franchised sales offices and various wholesale channels.

For more information, please visit Universal Travel Group's website at us.cnutg.com.

For investor and media inquiries, please contact:

Mr. Jing XIE, Secretary of Board & Interim Chief Financial Officer

Universal Travel Group Inc.

Tel: 86-755-86319549,

Fax: 86-755-86319348,

06@cnutg.com

Website: us.cnutg.com

Christensen

Kimberly Minarovich

Tel: +1 212-618-1978

Kminarovich@ChristensenIR.com

Jenny Wu

Tel: +86 10 5826 4939

Jwu@ChristensenIR.com